Exhibit 12b

                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


                       Ratio of Earnings to Fixed Charges:



                                              2000           1999          1998          1997          1996
                                           -----------     ----------    ----------    ----------    ----------

Net Income                                   $211.8          $267.0        $250.1        $135.9        $238.4

Income Taxes                                  150.5           151.3         141.0          69.9         135.9
                                           -----------     ----------    ----------    ----------    ----------

Income Before Taxes                           362.3           418.3         391.1         205.8         374.3

Total Interest Charges                        128.5           124.0         136.5         117.3          98.4
                                           -----------     ----------    ----------    ----------    ----------

Total Earnings (A)                           $490.8          $542.3        $527.6        $323.1        $472.7
                                           -----------     ----------    ----------    ----------    ----------

Fixed Charges (B)                            $128.5          $124.0        $136.5        $117.3         $98.4
                                           -----------     ----------    ----------    ----------    ----------

Preferred Dividends grossed
up for effective tax rate                       2.6             2.3           2.3           2.3           9.1

Total Fixed Charges plus
Preferred Dividends (C)                       131.1           126.3         138.8         119.6         107.5
                                           -----------     ----------    ----------    ----------    ----------

 Ratio of Earnings to
  Fixed Charges (A/B)                          3.82            4.37          3.87          2.75          4.80
                                           ===========     ==========    ==========    ==========    ==========

 Ratio of Earnings to Fixed Charges
 and Preferred Dividends (A/C)                 3.74            4.29          3.80          2.70          4.40
                                           ===========     ==========    ==========    ==========    ==========